CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Funds Trust

We consent to the use of our report, dated October 13, 2010, with respect to the financial statements included herein by reference of Putnam Emerging Markets Equity Fund, a series of Putnam Funds Trust, and to the references to our firm under the captions "Financial Highlights" in the prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
December 22, 2010